Execution Copy













                     OPTION AND AGREEMENT AND PLAN OF MERGER

                                  by and among

                       NATIONAL SEMICONDUCTOR CORPORATION,

                          NINTAI ACQUISITION SUB, INC.,

                             DIGITALQUAKE, INC., AND

                       PAUL A. LESSARD AND MICHAEL G. FUNG

                          Dated as of February 8, 2002

 NSD_DOCS\8088.9[W2000]
                     OPTION AND AGREEMENT AND PLAN OF MERGER

     This Option and Agreement and Plan of Merger (this "Agreement") is entered into as of February 8, 2002 by and among (i) National Semiconductor Corporation, a Delaware corporation ("National"), (ii) Nintai Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of National ("Merger Sub"),
(iii) DigitalQuake, Inc., a California corporation ("DigitalQuake"), and (iv) Paul A. Lessard and Michael G. Fung (the "Founders").

                                    RECITALS

A. National owns 100% of the issued and outstanding shares of capital stock of Merger Sub.

B. Concurrently with the execution and delivery of this Agreement, National and DigitalQuake have entered into a Series B Preferred Stock Purchase Agreement (the "Series B Purchase Agreement") and a Technology Development and Licensing Agreement. In consideration of National's entering into the Series B Purchase Agreement and the Technology Development and License Agreement, DigitalQuake has agreed to enter into this Agreement and to grant the Merger Option (as defined) contemplated hereby.

C. Concurrently with the execution of this Agreement and as an inducement to National to enter into this Agreement, the holders of all outstanding shares of DigitalQuake capital stock (other than National) have approved this Agreement and the Merger by written consent and have entered into a Shareholder Support Agreement with National (the "Shareholder Support Agreement"), pursuant to which such shareholders have agreed, among other things, to vote their shares to confirm their approval of this Agreement and the Merger (as defined) if National determines that such confirming vote is advisable at any time in the future.

D. In the Merger, DigitalQuake will be the Surviving Corporation (as defined), the shares of DigitalQuake will be converted into the right to receive consideration in accordance with the terms hereof, and the shares of Merger Sub will be converted into shares of Surviving Corporation.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

     "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement of Merger" means the Agreement of Merger by and between Merger Sub and DigitalQuake to be filed with the California Secretary of State in the form attached hereto as Exhibit A.

     "Ancillary  Agreements"  means  the  Employment   Agreements,   Non-Compete
Agreements and other agreements, certificates and documents required hereunder to consummate the Closing or to be delivered at the Closing.

     "Assets" means all of DigitalQuake's right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal.

     "Balance Sheet" means the balance sheet of DigitalQuake as of the Balance Sheet Date.

     "Balance Sheet Date" means December 31, 2001.

     "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in electronic media and whether owned by DigitalQuake or its Affiliates.

     "Business" means the business of DigitalQuake.

     "California GCL" means the General Corporation Law of the State of California, as in effect from time to time.

     "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

     "Closing Date" means the fifth business day following delivery of the Merger Option Notice contemplated by Section 2.2 below or, if later, the date specified by National in the Merger Option Notice, subject to the terms and conditions of this Agreement.

     "Closing Place" means such location agreed upon by the parties or, in the absence of such an agreement, the offices of Latham & Watkins at 135 Commonwealth Drive, Menlo Park, California 94025.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means that certain Confidential Disclosure Agreement dated November 9, 2001 between DigitalQuake and National.

     "Consents" means any and all licenses, permits, franchises, approvals, authorizations, consents or waivers from third parties (including governmental authorities and parties to the Contracts) that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary or desirable in order that DigitalQuake can conduct the Business after the Effective Time in all material respects in the same manner as before the Effective Time.

     "Contracts" means all agreements, contracts, leases, purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which DigitalQuake is a party or by which DigitalQuake or any Assets are bound or affected, whether written or oral.

     "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign or domestic federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

     "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

     "DigitalQuake Common Stock" means the common stock, no par value per share, of DigitalQuake.

     "DigitalQuake Options" means options to purchase DigitalQuake Common Stock granted by DigitalQuake prior to the Closing Date pursuant to the Stock Option Plan.

     "DigitalQuake Preferred Stock" means the preferred stock, no par value per share, of DigitalQuake, designated as Series A Preferred Stock and Series B Preferred Stock.

     "DigitalQuake Subsidiaries" means the Subsidiaries of DigitalQuake, which shall include the DigitalQuake Subsidiaries described on Schedule 4.6 and any corporation or other organization acquired as a Subsidiary of DigitalQuake in the future and held as a Subsidiary by DigitalQuake at the Effective Time.

     "Effective Time" means the time on the Closing Date when the Merger shall become effective, which shall be 5:00 p.m., California time, on the date the Agreement of Merger is filed with the California Secretary of State, or such other date and time as the parties may agree in writing, or, if later, such time as the California Secretary of State certifies the filing of the Agreement of Merger.

     "Employment Agreements" means the employment agreements to be entered into on or prior to the Closing Date by National and employees of DigitalQuake, as specified on Schedule 1.1(b) hereto.

     "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Transaction Costs" means (i) any fees and expenses of legal counsel, accountants and any other advisors, representatives, consultants or finders incurred by DigitalQuake in excess of $100,000 in connection with the negotiation, preparation, execution and performance of this Agreement, the Series B Purchase Agreement, the Technology Development and Licensing Agreement and the transactions contemplated hereby and thereby, excluding any fees or expenses payable to Toan Tran, and (ii) all amounts greater than $300,000 payable to Toan Tran in connection with the negotiation, preparation, execution and performance of this Agreement, the Series B Purchase Agreement, the Technology Development and Licensing Agreement and the transactions contemplated hereby and thereby.

     "Financial Statements" means the unaudited balance sheets and related statements of income, cash flow and shareholders' equity for DigitalQuake for the years ended December 31, 2001 and 2000, together with any notes thereon, all of which are attached as Schedule 1.1(c).

     "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefor or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned by DigitalQuake, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors, except to the extent such items would constitute Proprietary Rights, which are addressed separately herein.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

     "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

     "Material Adverse Effect" means in respect of any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to be materially adverse to the assets, properties (whether tangible or intangible), condition (financial or otherwise), results of operations, business or prospects of such entity and its subsidiaries taken as a whole.

     "Merger" means the merger of Merger Sub into DigitalQuake in accordance with this Agreement and the Agreement of Merger.

     "National Options" means options to acquire National Common Stock.

     "Non-Compete Agreement" means the Non-Compete Agreement to be entered into between National and each of the individuals listed on Schedule 1.1(d) hereto on or prior to the Closing Date substantially in the form of Exhibit B hereof.

     "NYSE" means the New York Stock Exchange.

     "Optionee" means the holder of a DigitalQuake Option on the Closing Date.

     "Permits" mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary for the conduct or operation of the Business or ownership of the Assets.

     "Person"  means any  person or  entity,  whether  an  individual,  trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

     "Principal Employees" means Paul A. Lessard, Michael G. Fung, Anil Kumar, Duane Oto and Jackson Tung.

     "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (f) other proprietary rights, (g) copies and tangible embodiments thereof (in whatever form or medium) and (h) licenses granting any rights with respect to any of the foregoing.

     "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, import/export, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

     "Related Party" means any Principal Employee, any of the officers and directors of DigitalQuake, any Affiliate of DigitalQuake, any holder of ten percent (10%) or more of the outstanding shares of any class or series of capital stock of DigitalQuake (other than National), any Affiliate or immediate family member of a Principal Employee or the respective officers and directors of any such Affiliate, or any Person in which any of DigitalQuake, any Principal Employee or any Affiliate of any such Person or any immediate family member of a Principal Employee has any direct or material indirect interest.

     "Representative" means any officer, director, principal, attorney, agent, employee or other representative of any Person.

     "Restated Articles" means the Second Amended and Restated Articles of Incorporation of DigitalQuake as filed with the Secretary of State of the State of California on February 6, 2002.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholder Representative" shall mean Paul A. Lessard, or any person appointed as a successor Shareholder Representative pursuant to Section 13.1 hereof.

     "Shareholders" means the holders of shares of capital stock of DigitalQuake on the Closing Date and, for purposes of Article XII and Section 13.1, also means the holders of DigitalQuake Options on the Closing Date.

     "Stock Option Plan" means DigitalQuake's 2000 Stock Option Plan, as amended to date.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Tax Return" means any report, return, document, declaration, claim for refund or other information or filing made with or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Taxes" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, whether disputed or not.

     "To the knowledge" of a party (or similar phrases) means matters (i) which are actually known by such party or (ii) which, after reasonable investigation, would be known to a reasonable Person in similar circumstances.

     1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

     Term                                                 Section
     ----                                                 -------

     401(k) Plan                                          9.10
     Accelerated Optionees                                3.4(a)
     Actions                                              4.16
     Adjusted Consideration                               3.2(c)
     Adjusted Per Share Price                             3.2(c)
     Agreement                                            Preamble
     Analog Bits Agreement                                4.21(g)
     Benefit Arrangement                                  4.18(a)(i)
     Covenant End Date                                    7.1
     Damage Threshold                                     12.2(e)
     Damages                                              12.2(a)
     DigitalQuake                                         Preamble
     DigitalQuake's Closing Certificate                   9.1
     DigitalQuake's Secretary's Certificate               9.7
     Disclosure Schedule                                  Article IV
     Disqualified Individual                              3.9
     Dissenting Shares                                    3.8
     Employee Plans                                       4.18(a)(ii)
     Environmental Conditions                             4.27(a)(i)
     Environmental Laws                                   4.27(a)(ii)

     ERISA Affiliate                                      4.18(a)(iii)
     Founders                                             Preamble
     Hazardous Substance                                  4.27(a)(iii)
     Indemnity Escrow Account                             3.3
     Instrument                                           13.2
     Majority                                             13.1
     Merger Option                                        2.1
     Merger Option Notice                                 2.2
     Merger Option Period                                 2.2
     Merger Sub                                           Preamble
     Multiemployer Plan                                   4.18(a)(iv)
     National                                             Preamble
     National's Closing Certificate                       8.1
     National Warrant                                     4.2(c)
     PBGC                                                 4.18(a)(v)
     Pension Plan                                         4.18(a)(vi)
     Proposed Acquisition Transaction                     7.4(a)
     Release                                              4.27(a)(v)
     Semi-Annual Increment                                3.4(b)
     Series B Purchase Agreement                          Recitals
     Shareholder Support Agreement                        Recitals
     Surviving Corporation                                2.6(a)
     Welfare Plan                                         4.18(a)(vii)

     1.3 Interpretation Provisions.

     (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but, depending on the context, not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

     (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

     (c)  References  to  statutes  shall  include all  regulations  promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

     (d)  The captions and headings of this  Agreement  are for  convenience  of
          reference  only  and  shall  not  affect  the   construction  of  this
          Agreement.

     (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

     (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

                                  ARTICLE II.
                            THE OPTION AND THE MERGER

     2.1 Grant of Option. In consideration of National's entering into the Series B Purchase Agreement and the Technology Development and License Agreement, DigitalQuake hereby grants to National the exclusive and irrevocable right (the "Merger Option") to require DigitalQuake to merge with Merger Sub pursuant to the terms set forth in this Agreement, with DigitalQuake continuing as the surviving corporation. But for DigitalQuake's agreement to enter into this Agreement, National would not have entered into the Series B Purchase Agreement and the Technology Development and License Agreement.

     2.2 Exercise of the Merger Option. National may exercise the Merger Option at any time during the period commencing on the date of this Agreement and ending at 5:00 p.m. (PST) on June 30, 2002 (the "Merger Option Period") by delivering a written notice to DigitalQuake in accordance with Section 14.3 hereof (the "Merger Option Notice"); provided, however, that if National exercises the Series B Option (as defined in the Series B Purchase Agreement) on or prior to June 30, 2002, the Merger Option Period shall be extended automatically by three months such that it will end at 5:00 p.m. (PST) on September 30, 2002. The Merger Option Notice shall specify the anticipated Closing Date. Upon receipt of the Merger Option Notice, DigitalQuake shall prepare and deliver to National a schedule showing DigitalQuake's outstanding shares of DigitalQuake Common Stock and DigitalQuake Preferred Stock and outstanding DigitalQuake Options, warrants and other rights as of a date that is three days prior to the Closing Date.

     2.3 No Obligation to Exercise Option. National may elect to exercise or not exercise the Merger Option in its sole discretion. Nothing contained in this Agreement, the Series B Purchase Agreement or the Technology Development and Licensing Agreement and no action taken by National nor any failure by National to take any action pursuant hereto or thereto shall create any obligation on the part of National to exercise the Merger Option or create any liability on the part of National to DigitalQuake or the Shareholders for failure to exercise the Merger Option.

     2.4 Actions Following Exercise of the Option. Immediately following National's exercise of the Merger Option, each of the parties to this Agreement shall take all actions necessary or desirable to consummate the Merger within five (5) business days following delivery of the Merger Option Notice or, if later, by the date specified by National in the Merger Option Notice.

     2.5 Effective Time. If following National's exercise of the Merger Option all of the conditions to the Merger set forth in Articles VIII and IX shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated pursuant to Section 14.1, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California in accordance with the California GCL. The parties hereto will execute the Agreement of Merger and deliver the executed copy to Latham & Watkins to hold in escrow pending receipt of notice from National that the Agreement of Merger should be dated and submitted to the Secretary of State of the State of California for filing.

     2.6 Merger. At the Effective Time, subject to the terms and conditions set forth in this Agreement and in accordance with the California GCL:

     (a) the Merger shall become effective, Merger Sub shall merge into DigitalQuake, the separate existence of Merger Sub shall cease, and DigitalQuake shall continue as the surviving corporation ("Surviving Corporation");

     (b) the Articles of Incorporation, as amended, of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Surviving Corporation, until duly amended in accordance with applicable law;

     (c) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of Surviving Corporation, until altered, amended, or repealed; and

     (d) each share of DigitalQuake Common Stock and DigitalQuake Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted as provided in Article III hereof.

     2.7 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of Surviving Corporation, each such director and officer to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of Surviving Corporation and applicable law. DigitalQuake shall use reasonable efforts to cause each director of DigitalQuake to tender his resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

     2.8 Further Assurances. DigitalQuake agrees that if, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances are necessary or desirable to vest, perfect, or confirm in Surviving Corporation title to any property or rights of DigitalQuake, Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments, and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of DigitalQuake or otherwise.

                                  ARTICLE III.
                              CONVERSION OF SHARES

     3.1 Conversion of Merger Sub Shares. At the Effective Time, each issued and outstanding share of capital stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of the common stock of the Surviving Corporation.

     3.2  Conversion of  DigitalQuake  Common Stock and  DigitalQuake  Preferred
Stock.

     (a) At the Effective Time, each share of DigitalQuake Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, $1.00.

     (b) At the Effective Time, each share of DigitalQuake Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, $1.78.

     (c) At the Effective Time, each share of DigitalQuake Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of DigitalQuake Common Stock and DigitalQuake Preferred Stock held by National or its Subsidiaries (which shall be canceled pursuant to Section 3.7) and other than Dissenting Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, an amount equal to the quotient of (A) the Adjusted Consideration (as defined below) divided by (B) the sum of (x) the total number of shares of DigitalQuake Common Stock outstanding three days before the Closing Date (including shares held by National and its Subsidiaries) plus (y) the total number of shares of DigitalQuake Common Stock issuable upon conversion of shares of DigitalQuake Preferred Stock (including shares held by National and its Subsidiaries) outstanding three days before the Closing Date plus (z) the total number of shares of DigitalQuake Common Stock subject to DigitalQuake Options, warrants or other convertible securities (including those held by National and its Subsidiaries) outstanding three days before the Closing Date (such amount, the "Adjusted Per Share Price"); provided, however, that ten percent of the Adjusted Per Share Price shall be withheld and deposited into escrow pursuant to Section 3.4 hereof. The amount of the Adjusted Per Share Price withheld and deposited into escrow from all holders of DigitalQuake Common Stock and DigitalQuake Preferred Stock (other than National) and deposited into escrow, together with the amounts withheld from the Optionees pursuant to clause (y)(I) of
          Section 3.4(a) and clause (y)(I) of Section 3.4(b), is referred to herein as the "Indemnity Escrow Amount." For purposes of this
          Agreement, the "Adjusted Consideration" means an amount equal to Twenty-Seven Million Dollars ($27,000,000) reduced by (i) the Excess Transaction Costs, if any, and (ii) any amounts paid by DigitalQuake to Syntek Semiconductor Co., Ltd. pursuant to those certain
          Convertible Deposits dated as of September 4, 2001 in the aggregate amount of $400,000 made by DigitalQuake in favor of Syntek Semiconductor Co., Ltd.

     (d) The amounts described in clauses (a) - (c) shall be paid in accordance with Section 3.6; provided, however, that the aggregate amount payable to each Principal Employee shall be further subject to Section 3.5; and provided further that payments with respect to any shares of DigitalQuake Common Stock that are subject to forfeiture or vesting restrictions as of the date hereof shall be subject to Section 3.9.

     3.3 Indemnity Escrow Arrangements. On the Closing Date, the Indemnity Escrow Amount shall be deposited into an escrow account (the "Indemnity Escrow Account") pending determination of certain indemnification obligations of the Shareholders (other than National) and Optionees, if any, as set forth in
Article XII. The Indemnity Escrow Account shall be subject to the terms of the Indemnity Escrow Agreement by and among National, the Shareholder
Representative, as representative of the Shareholders and the Optionees, and U.S. Bank Trust N.A. (or such other bank that shall be mutually acceptable to DigitalQuake and National), as escrow agent, substantially in the form of Exhibit C hereto.

     3.4 Treatment of DigitalQuake Options.

     (a) Accelerated Options. Prior to the Effective Time, the Board of Directors of DigitalQuake, as administrator of the Stock Option Plan, shall pursuant to its authority under the Stock Option Plan provide that each DigitalQuake Option issued under the Stock Option Plan to the individuals (the "Accelerated Optionees") set forth on Schedule 3.4(a) shall upon shareholder approval pursuant to Code Section 280G(b)(5)(A)(ii) become fully vested and exercisable immediately prior to the Effective Time, and if such DigitalQuake Options are not exercised prior to the Effective Time, such DigitalQuake Options shall terminate and cease to be outstanding effective as of the Effective Time. Prior to the Effective Time, National shall offer to pay, subject to consummation of the Merger, each Accelerated Optionee that does not exercise its DigitalQuake Option(s) prior to the Effective Time an amount equal to (x) the aggregate Adjusted Per Share Price into which the shares of DigitalQuake Common Stock issuable upon exercise of the DigitalQuake Option(s) held by such Accelerated Optionee and not exercised prior to the Effective Time would have been converted under Section 3.2 if such DigitalQuake Option(s) had been exercised immediately prior to the Effective Time, reduced by (y) (I) ten percent of the Adjusted Per Share Price, which shall be withheld and deposited into escrow pursuant to Section 3.3 hereof, (II) the aggregate exercise price for the shares of DigitalQuake Common Stock then issuable upon exercise of such DigitalQuake Option(s) and (III) the amount of any withholding taxes which may be required on such payment (which National shall cause DigitalQuake to duly withhold for the account of such Accelerated Optionee), in return for the cancellation of such DigitalQuake Option(s); provided that in the case of Principal Employees, payment of such amount shall be made in accordance with Section 3.5. DigitalQuake's Board of Directors shall not accelerate the vesting of any DigitalQuake Option except as provided in this Section 3.4(a). National shall cause DigitalQuake to make or otherwise arrange for the payment required by this Section 3.4(a) to each Accelerated Optionee as soon as reasonably practicable after the Effective Time, upon delivery to DigitalQuake of the written agreement representing the Accelerated Optionee's DigitalQuake Option(s) and such other information or documents as DigitalQuake or National may reasonably require.

     (b) Other Employee Options. Each DigitalQuake Option outstanding immediately prior to the Effective Time that is held by an employee of DigitalQuake and that is not accelerated pursuant to Section 3.4(a) shall be canceled as of the Effective Time. Prior to the Effective Time, National shall offer to pay, subject to consummation of the Merger, each Optionee holding a DigitalQuake Option that is not exercised, an amount equal to (x) the aggregate Adjusted Per Share Price into which the shares of DigitalQuake Common Stock issuable upon exercise of the vested portion of the DigitalQuake Option as of the Effective Time (taking into account any acceleration of vesting triggered by the Merger under the terms of the applicable DigitalQuake Option) would have been converted under Section 3.2 if such
          DigitalQuake Option had been exercised immediately prior to the Effective Time, reduced by (y)(I) ten percent of the Adjusted Per Share Price, which shall be withheld and deposited into escrow pursuant to Section 3.3 hereof, (II) the aggregate exercise price for the shares of DigitalQuake Common Stock then issuable upon exercise of the vested portion of such DigitalQuake Option(s) and (III) the amount of any withholding taxes that may be required on such payment (which National shall cause DigitalQuake to duly withhold for the amount of such Optionee), in return for the cancellation of such DigitalQuake Option. With respect to the unvested portion of each such DigitalQuake Option, National shall make semi-annual cash payments to the former holder of such DigitalQuake Option beginning six months after the Effective Time. Each such payment shall be in an amount equal to (x) the aggregate Adjusted Per Share Price into which the shares of DigitalQuake Common Stock issuable upon exercise of the applicable Semi-Annual Increment (as defined below), if any, of the DigitalQuake Option held by such Optionee would have been converted under Section
          3.2 if such DigitalQuake Option had been exercised immediately prior to the Effective Time with respect to the number of shares covered by such Semi-Annual Increment, reduced by (y) (I) the aggregate exercise price for the shares of DigitalQuake Common Stock issuable upon exercise of the Semi-Annual Increment and (II) the amount of any withholding taxes which may be required on such payment (which National shall cause DigitalQuake to duly withhold for the amount of such Optionee) provided that the holder remains employed by DigitalQuake or National and otherwise satisfies the requirements for continued vesting of the DigitalQuake Option in question through the date of such payment. "Semi-Annual Increment" shall mean the number of shares, if any, subject to a DigitalQuake Option that would have vested during the six-month period ending on the date of such payment if such DigitalQuake Option had remained outstanding and continued to vest in accordance with its terms. After semi-annual payments have been made with respect to the entire unvested portion of a DigitalQuake Option, no further semi-annual payments shall be required. In addition, any semi-annual payments with respect to a DigitalQuake Option shall cease immediately upon the termination of the holder's employment.

     (c) Non-Employee Options. Each DigitalQuake Option outstanding immediately prior to the Effective Time that held by a Person who is not an employee of DigitalQuake shall be canceled as of the Effective Time. Prior to the Effective Time, National shall offer to pay, subject to consummation of the Merger, each such Optionee holding a DigitalQuake Option that is not exercised, an amount equal to (x) the aggregate Adjusted Per Share Price into which the shares of DigitalQuake Common Stock issuable upon exercise of the vested portion of the DigitalQuake Option as of the Effective Time (taking into account any acceleration of vesting triggered by the Merger under the terms of the applicable DigitalQuake Option) would have been converted under Section 3.2 if such DigitalQuake Option had been exercised immediately prior to the Effective Time, reduced by (y)(I) ten percent of the Adjusted Per Share Price, which shall be withheld and deposited into escrow pursuant to Section 3.3 hereof, (II) the aggregate exercise price for the shares of DigitalQuake Common Stock then issuable upon exercise of the vested portion of such DigitalQuake Option(s) and (III) the amount of any withholding taxes that may be required on such payment (which National shall cause DigitalQuake to duly withhold for the amount of such Optionee), in return for the cancellation of such DigitalQuake Option.

     3.5 Payments to Principal Employees.  Notwithstanding Section 3.4 above and
Section 3.6 below, the aggregate amount payable to each Principal Employee with respect to the DigitalQuake Common Stock and the DigitalQuake Option(s) held by him pursuant to Section 3.2 or Section 3.4 shall be payable in three equal installments, as follows:

     (a) The first installment payable to each Principal Employee with respect to his DigitalQuake Common Stock and DigitalQuake Option(s) shall be due and payable immediately following the Effective Time.

     (b) The second installment payable to each Principal Employee with respect to his DigitalQuake Common Stock and DigitalQuake Option(s) shall be due and payable upon the one-year anniversary of the Effective Time; and

     (c) The third installment payable to each Principal Employee with respect to his DigitalQuake Common Stock and DigitalQuake Option(s) shall be due and payable upon the two-year anniversary of the Effective Time.

     3.6 Surrender of Certificates.

     (a) As soon as practicable after the Effective Time, each Person holding a certificate or certificates representing shares of DigitalQuake Common Stock or DigitalQuake Preferred Stock issued and outstanding immediately prior to the Effective Time shall deliver such certificate(s), a letter of transmittal in the form attached hereto as Exhibit E and a Form W-9 or Form W-8 (or a suitable substitute form), as applicable, to the Surviving Corporation or its transfer agent. In the event that any such holder no longer has in his or her possession any such certificate(s), such holder shall, in lieu of surrendering such certificate(s), deliver to Surviving Corporation an affidavit of that fact whereupon National may, in its sole discretion, require the holder of such lost certificate(s) to deliver a bond in such sum as National may reasonably direct as indemnity against any claim that may be made against National or any of its Affiliates with respect to the certificate. Thereupon, each such holder shall be entitled to receive in exchange therefor cash consideration in the amount and in the manner described in Section 3.2 and Section 3.5, without interest, and Surviving Corporation shall pay and National shall cause Surviving Corporation to pay such amount promptly to the holder.

     (b) Each certificate which immediately prior to the Effective Time evidenced shares of DigitalQuake Common Stock or DigitalQuake Preferred Stock (other than held by National and its Affiliates) shall, from and after the Effective Time until such certificate is surrendered to Surviving Corporation or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration per share described in Section 3.2. No interest shall be payable upon any consideration.

     (c) After the Effective Time, there shall be no transfers of any shares of DigitalQuake Common Stock or DigitalQuake Preferred Stock on the stock transfer books of Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of DigitalQuake Common Stock or DigitalQuake Preferred Stock are presented to Surviving Corporation, they shall be canceled and exchanged for the consideration per share provided for by Section 3.2.

     3.7 Shares Held by National or its Subsidiaries. Each of the shares of DigitalQuake Preferred Stock or DigitalQuake Common Stock held by DigitalQuake or its Subsidiaries or National or its Subsidiaries shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of DigitalQuake capital stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 1300 of the California GCL, if such Section 1300 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the consideration as provided in Section 3.2, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the California GCL. If, after the appraisal, any such holder fails to perfect or withdraws or loses his right to appraisal, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration, if any, to which such holder is entitled. DigitalQuake shall give National prompt notice of any demands received by DigitalQuake for appraisal of shares and, prior to the Effective Time, National shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, DigitalQuake shall not, except with the prior written consent of National, make any payments with respect to or settle or offer to settle, any such demands.

     3.9 Disqualified Individual Payments.  Notwithstanding anything in Sections
3.2 or 3.4 to the contrary, no payment thereunder with respect to (i) any shares of DigitalQuake Common Stock that are subject to forfeiture or vesting restrictions as of the date hereof or (ii) a DigitalQuake Option shall be made to any individual who is a "disqualified individual" (as defined in Section 280G(c) of the Code and the proposed Treasury Regulations promulgated thereunder) with respect to DigitalQuake unless the right of such individual to receive such payment has been approved by the shareholders of DigitalQuake in an approval satisfying the requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations promulgated thereunder.

                                  ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES OF
                          DIGITALQUAKE AND THE FOUNDERS

     DigitalQuake and each of the Founders jointly and severally make the following representations and warranties to National and Merger Sub, which representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule delivered by DigitalQuake to National and Merger Sub on the date hereof (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. An exception in the Disclosure Schedule relating to one representation and warranty shall not be deemed to qualify or to serve as an exception to another representation and warranty unless the same disclosure or an appropriate cross-reference appears in the section of the Disclosure Schedule relating to such other representation and warranty. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

     4.1 Organization of DigitalQuake. DigitalQuake is a corporation duly organized, validly existing and in good standing under the laws of the State of California. DigitalQuake has full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets. DigitalQuake is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties, except where the failure to be so qualified would not have a Material Adverse Effect on DigitalQuake. Each jurisdiction in which DigitalQuake is qualified to do business as a foreign corporation is set forth in Schedule 4.1.

     4.2 Capitalization of DigitalQuake.

     (a) There are (i) 17,000,000 shares of DigitalQuake Common Stock authorized under the Restated Articles and (ii) 9,946,292 shares of DigitalQuake Preferred Stock authorized under the Restated Articles, 6,000,000 of which are designated as Series A Preferred Stock and 3,946,292 of which are designated as Series B Preferred Stock. As of the date hereof, 1,715,000 shares of DigitalQuake Common Stock are issued and outstanding, 6,000,000 shares of Series A Preferred Stock are issued and outstanding, and up to 1,750,000 shares of Series B Preferred Stock will be issued and outstanding upon the First Closing under the Series B Preferred Stock Purchase Agreement. The Shareholders of DigitalQuake and the number, class and series of shares of DigitalQuake capital stock held of record, and to the knowledge of DigitalQuake, beneficially by each of them is set forth on Schedule 4.2.

     (b) As of the date hereof, (i) 2,510,000 shares of DigitalQuake Common Stock are reserved for issuance upon the exercise of DigitalQuake Options granted or available for grant under the Stock Option Plan,
          (ii) DigitalQuake Options representing the right to purchase an aggregate of 1,235,000 shares of DigitalQuake Common Stock are outstanding under the Stock Option Plan, and (iii) 1,275,000 shares of DigitalQuake Common Stock are available for future grants of DigitalQuake Options under the Stock Option Plan. DigitalQuake has provided National a complete and accurate list of all such outstanding DigitalQuake Options and the vesting schedules and exercise prices for such options, a copy of which is attached hereto as Schedule 4.2.

     (c) Except for the DigitalQuake Preferred Stock and DigitalQuake Options listed above and except as contemplated by the Series B Purchase Agreement and this Agreement, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of DigitalQuake. Except for the aggregate of 9,946,292 shares of DigitalQuake Common Stock reserved for issuance upon the conversion of the DigitalQuake Preferred Stock, the aggregate of 2,510,000 shares of DigitalQuake Common Stock reserved for issuance upon the exercise of DigitalQuake Options granted or available for grant, and the 100,000 shares of DigitalQuake Series B Preferred Stock issuable upon exercise of the Warrant dated December 21, 2001 issued to National (the "National Warrant"), no other shares of capital stock of DigitalQuake are reserved for issuance.

     (d) All outstanding shares of DigitalQuake Common Stock and DigitalQuake Preferred Stock are, and any shares of DigitalQuake Common Stock issuable upon exercise of any DigitalQuake Option or on conversion of DigitalQuake Preferred Stock (including shares of DigitalQuake Preferred Stock issuable upon exercise of the National Warrant) will be, when issued in accordance with the terms thereof, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, DigitalQuake's Restated Articles or Bylaws or any Contract. The shares of DigitalQuake Preferred Stock issuable upon exercise of the National Warrant will be, when issued in accordance with the terms thereof, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, DigitalQuake's Restated Articles or Bylaws or any Contract. The shares of DigitalQuake Common Stock and DigitalQuake Preferred Stock and DigitalQuake Options have been or will be issued in compliance with all federal and state corporate and securities laws.

     (e) Except as contemplated by the Restated Articles, there is outstanding no vote, plan or pending proposal for any redemption of DigitalQuake capital stock.

     (f) DigitalQuake has completed the repurchase of the 4,000,000 shares of DigitalQuake Common Stock that were issued to Paul A. Lessard pursuant to the Stock Purchase Agreement, dated as of June 26, 2000, by and between DigitalQuake and Paul A. Lessard.

     4.3 Authorization. DigitalQuake has all necessary power and authority to enter into this Agreement, the Agreement of Merger and the Ancillary Agreements to which it is a party and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Agreement of Merger and the Ancillary Agreements by DigitalQuake, and the performance by DigitalQuake of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been unanimously approved by the Board of Directors and unanimously approved by the Shareholders of DigitalQuake. Copies of the resolutions of the Board of Directors and written consents of the Shareholders have been provided to National, there have been no changes to such resolutions or written consents, and such resolutions and written consents remain in full force and effect. This Agreement has been duly executed and delivered by

DigitalQuake and is a legal, valid and binding obligation of DigitalQuake, enforceable against DigitalQuake in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors. The Agreement of Merger will have been, as of the Effective Time, duly and validly executed by DigitalQuake, and will be a legal, valid and binding obligation of DigitalQuake, enforceable against DigitalQuake in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     4.4 Officers and Directors. Schedule 4.4 contains a list of all of the officers and directors of DigitalQuake.

     4.5 Bank Accounts; Powers of Attorney. Schedule 4.5 contains a list of all DigitalQuake's bank accounts, safe deposit boxes, and related powers of attorney, and persons authorized to draw thereon or have access thereto. DigitalQuake has no outstanding powers of attorney except as contemplated above.

     4.6 Subsidiaries.

     (a) Schedule 4.6 contains a list of each of the DigitalQuake Subsidiaries that is a corporation (identifying its jurisdiction of incorporation) and each of the DigitalQuake Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the jurisdiction under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Each DigitalQuake Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Each DigitalQuake Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (b) DigitalQuake or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each DigitalQuake Subsidiary. No capital stock (or other equity interest) of any DigitalQuake Subsidiary is or may become required to be issued by reason of any options, warrants or other rights, and there are no contracts, agreements or understandings by which any DigitalQuake Subsidiary is bound to issue additional shares of its capital stock (or other equity interests) or by which any DigitalQuake Subsidiary is or may be bound to transfer any shares of the capital stock (or other equity interests) of any DigitalQuake Subsidiary. There are no contracts, agreements or understandings relating to the rights of any DigitalQuake Subsidiary to vote or to
          dispose  of  any  shares  of  its  capital   stock  (or  other  equity
          interests). All of the shares of capital stock (or other equity interests) of each DigitalQuake Subsidiary held by DigitalQuake or another DigitalQuake Subsidiary are fully paid and nonassessable under the applicable corporation law of the jurisdiction in which such
          Subsidiary is incorporated or organized and are owned by the DigitalQuake Subsidiary free and clear of any Encumbrance.

     4.7 Absence of Certain Changes or Events. Except as set forth on Schedule 4.7, since the Balance Sheet Date there has not been any:

     (a) failure by DigitalQuake to operate the Business in the ordinary course or failure to use commercially reasonable efforts to preserve the Business intact and to preserve for National the continued services of the employees and independent contractors and the goodwill of suppliers, customers and others having business relations with DigitalQuake;

     (b)  resignation or termination of any officer or employee;

     (c) increase in the rate of compensation payable or to become payable to any officer, employee or Representative of DigitalQuake, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan other than the extension of coverage under such plan to others who became eligible after the Balance Sheet Date other than in the ordinary course of business consistent with past practice;

     (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or Assets to, or entering into of any Contract with, any Related Party, except (i) directors' fees, (ii) compensation to employees at the rates disclosed pursuant to Section 4.17(d) and (iii) customary travel and expense advances made in the ordinary course of business and consistent with past practice;

     (e) sale, assignment, license, transfer or encumbrance of any Assets tangible or intangible, singly or in the aggregate, other than sales of products and services and licenses in the ordinary course of business and consistent with past practice;

     (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

     (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in fees, purchases or royalties payable by any such customer or, to the knowledge of DigitalQuake, the occurrence of any event that is likely to result in any such termination or reduction;

     (h) disposition or lapsing of any of DigitalQuake's Proprietary Rights, in whole or in part or, to the knowledge of DigitalQuake, any disclosure of any trade secret, process or know-how to any Person not an employee;

     (i)  change in accounting methods or practices by DigitalQuake;

     (j) revaluation by DigitalQuake of any of the Assets, including writing off notes or accounts receivable other than for which reserves had been established;

     (k) material damage, destruction or loss (whether or not covered by insurance) affecting DigitalQuake or any of the Assets or any other material adverse change in the financial condition, results of operations, properties, business or prospects of DigitalQuake;

     (l) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of DigitalQuake or any redemption, purchase or other acquisition of any of DigitalQuake's equity securities by DigitalQuake other than the repurchase of unvested shares at their original purchase price and the repurchase of 4,000,000 shares of DigitalQuake Common Stock from Paul A. Lessard pursuant to the Stock Purchase Agreement, dated as of June 26, 2000, by and between DigitalQuake and Paul A. Lessard;

     (m) issuance or reservation for issuance by DigitalQuake of any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities (other than shares of DigitalQuake Common Stock issued upon the exercise of DigitalQuake Options or conversion of DigitalQuake Preferred Stock);

     (n) commitment by DigitalQuake or by its executive officers on its behalf to issue or reserve for issuance any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

     (o) increase, decrease or reclassification of DigitalQuake's authorized capital stock;

     (p)  amendment of DigitalQuake's Restated Articles;

     (q) capital expenditure or execution of any lease or any incurring of liability therefor by DigitalQuake, involving payments in excess of $25,000 in the aggregate;

     (r)  failure to pay any material obligation of DigitalQuake;

     (s)  cancellation   of  any   indebtedness  or  waiver  of  any  rights  of
          substantial value to DigitalQuake, except in the ordinary course of business and consistent with past practice;

     (t) indebtedness incurred by DigitalQuake for borrowed money or any commitment to borrow money entered into by DigitalQuake, or any loans made or agreed to be made by DigitalQuake;

     (u) liability incurred by DigitalQuake except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

     (v) payment, discharge or satisfaction of any Liabilities of DigitalQuake other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of Liabilities (other than those contemplated by clause (i)) of DigitalQuake involving $25,000 or less in the aggregate;

     (w) acquisition by DigitalQuake of any equity interest in any other Person; or

     (x)  agreement by DigitalQuake to do any of the foregoing.

     4.8 Title to Assets. DigitalQuake has sole, good and marketable fee simple title to its Assets except as set forth on Schedule 4.8. Except as set forth on
Schedule 4.8, none of DigitalQuake's Assets is subject to any Encumbrances.

     4.9 Sufficiency of Assets. The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are required for the operation of the Business as it is presently conducted and as it is proposed to be conducted.

     4.10 Fixtures and Equipment. Schedule 4.10 contains accurate lists and summary descriptions of all Fixtures and Equipment where the value of an individual item exceeds $25,000 or where an aggregate of similar items exceeds $100,000. All of DigitalQuake's tangible assets and properties are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of DigitalQuake's business.

     4.11 Contracts.

     (a) Disclosure. As of the date of this Agreement, Schedule 4.11 sets forth a complete and accurate list of all of DigitalQuake's Contracts of the following categories, as applicable:

          (i)  Contracts not made in the ordinary course of business;

          (ii) Manufacturing or joint development agreements;

          (iii)License agreements or royalty agreements, whether DigitalQuake is the licensor or licensee thereunder (other than shrink-wrap licenses);

          (iv) Confidentiality    and   non-disclosure    agreements    (whether
               DigitalQuake   is  the   beneficiary   or  the  obligated   party
               thereunder);

          (v) Customer orders or sales contracts under which the customer is to make a payment after the date hereof of $10,000 or more;

          (vi) Original   equipment   manufacturer   agreements  or  distributor
               agreements;

          (vii) Research agreements;

          (viii) Output or requirement agreements;

          (ix) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 after the date hereof or otherwise material to the Business or the Assets;

          (x) Contracts or commitments relating to commission arrangements with others;

          (xi) Employment contracts, consulting contracts and severance agreements, including those (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of DigitalQuake or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of National or DigitalQuake any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (xii)Agreements providing for indemnification by DigitalQuake of present or former directors or officers of DigitalQuake;

          (xiii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether DigitalQuake shall be the borrower, lender or guarantor thereunder (excluding credit provided by DigitalQuake in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

          (xiv)Contracts   containing   covenants   limiting   the   freedom  of
               DigitalQuake or any officer, director or employee of DigitalQuake, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

          (xv) Any Contract with a foreign, federal, state or local government or any agency or department thereof;

          (xvi) Any Contract with a Related Party;

          (xvii) Leases of real or personal property;

          (xviii) Any Contract that relates to corporate governance, the voting or transfer of equity securities, the registration of any securities under the Securities Act or that grants any redemption or preemptive rights; and

          (xix) Any other material Contract.

True, correct and complete copies of all of the Contracts listed on Schedule 4.11, including all amendments and supplements thereto, have been delivered to National.

     (b) Absence of Defaults. All of the Contracts listed on Schedule 4.11 are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of DigitalQuake, threatened) dispute or material Default by DigitalQuake. DigitalQuake has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Contracts listed on Schedule
          4.11. To the knowledge of DigitalQuake, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to DigitalQuake.

     (c) Warranties. DigitalQuake has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of DigitalQuake with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered.

     4.12 No Conflict or Violation; Consents. Except as set forth on Schedule 4.12, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by DigitalQuake with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of DigitalQuake's Restated Articles or Bylaws, (b) conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice, consent or approval under, or result in the creation of any Encumbrance upon any of DigitalQuake's Assets under, any Contract to which DigitalQuake is a party or by which DigitalQuake is bound or to which any of its Assets are subject or (c) violate any applicable Regulation or Court Order binding on DigitalQuake. Except for (i) the approval of the Shareholders as required by the California GCL and DigitalQuake's Restated Articles (which has been obtained),
(ii) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (iii) as set forth on Schedule 4.12, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any foreign, federal, state or local governmental or administrative authorities) are necessary to be made or obtained by DigitalQuake in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger. As of the Balance Sheet Date, the value of DigitalQuake's Assets did not exceed $10 million, and DigitalQuake does not have an "ultimate parent entity" within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     4.13 Permits. Schedule 4.13 sets forth a complete list of all Permits held by DigitalQuake. DigitalQuake has, and at all times has had, all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. DigitalQuake is not in default, nor has DigitalQuake or any of its Representatives received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and except as set forth on
Schedule 4.13, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

     4.14 Financial Statements; Books and Records.

     (a) The Financial Statements are complete, are in accordance with the Books and Records, and fairly present the Assets, Liabilities and financial condition and results of operations indicated thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

     (b) DigitalQuake maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (c) The Books and Records, in reasonable detail, accurately and fairly reflect the activities of DigitalQuake and the Business in all material respects and have been provided to National for its inspection.

     (d) DigitalQuake has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

     (e) The stock records and minute books of DigitalQuake heretofore made available to National, in all material respects, fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its shareholders and board of directors and all committees thereof, all issuances, transfers and redemptions of DigitalQuake's capital stock of which DigitalQuake is aware and contain true, correct and complete copies of DigitalQuake's Restated Articles and Bylaws and all amendments thereto.

     4.15 Liabilities. DigitalQuake has no Liabilities or obligations (absolute, accrued, contingent or otherwise), except (i) liabilities which are reflected and properly reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, but in any event not greater than $50,000 and
(iii) liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 4.11 and which have arisen or been incurred in the ordinary course of business.

     4.16 Litigation. Except as set forth on Schedule 4.16, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "Actions") pending or, to the knowledge of DigitalQuake, threatened or anticipated (i) against, relating to or affecting DigitalQuake, any of the Assets or any of its officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent DigitalQuake from consummating the transactions contemplated hereby and by the Ancillary Agreements. None of the Actions, if adversely determined against DigitalQuake, its directors or officers, or any other Person could reasonably be expected to result in a loss to DigitalQuake, individually or in the aggregate, in excess of $25,000. To the knowledge of DigitalQuake, there is no basis for any Action, which if adversely determined against DigitalQuake, its directors or officers, or any other Person could reasonably be expected to result in a loss to DigitalQuake, individually or in the aggregate, in excess of $25,000. Except as specified in Schedule 4.16, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against DigitalQuake, its Business or any of the Assets. Schedule 4.16 contains a complete and accurate description of all Actions to which DigitalQuake has been a party or which related to any of the Assets or DigitalQuake's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by DigitalQuake for collection of monies owed in the ordinary course of business.

     4.17 Labor Matters.

     (a) DigitalQuake is not a party to any labor agreement with respect to its employees (which term shall include any part-time workers for purposes of this Section 4.17) with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make DigitalQuake conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of DigitalQuake. There is no unfair labor practice charge or complaint against DigitalQuake pending before the National Labor Relations Board or any other governmental agency arising out of DigitalQuake's activities, and DigitalQuake has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against DigitalQuake nor is any grievance currently being asserted against it; and DigitalQuake has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the knowledge of DigitalQuake, threatened between DigitalQuake and any of its employees, and DigitalQuake is not aware of any facts which could reasonably result in any such controversy.

     (b) Except as set forth on Schedule 4.17, DigitalQuake is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and is not engaged in any unfair labor practice. DigitalQuake is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

     (c) DigitalQuake has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation (absolute or contingent) of National or DigitalQuake to make any payment to any present or former employee following termination of employment. Except as provided in Section 3.4 or as set forth on Schedule 4.17, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration of the vesting of exercisability of any DigitalQuake Options or in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

     (d) DigitalQuake has provided National with a list of the names of all present employees and their current salary or hourly wages and other compensation payable by DigitalQuake and copies of all outstanding offer letters.

     4.18 Employee Benefit Plans.

     (a) Definitions. The following terms, when used in this Section 4.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          (i) "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each material plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by DigitalQuake or an ERISA Affiliate or under which DigitalQuake or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of DigitalQuake or any ERISA Affiliate (with respect to their relationship with such entities).

          (ii) "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          (iii)"ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with DigitalQuake, as defined in
               Section 414(b), (c), (m) or (o) of the Code.

          (iv) "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which DigitalQuake, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which DigitalQuake or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee DigitalQuake or any ERISA Affiliate (with respect to their relationship with such entities).

          (v)  "PBGC" means the Pension Benefit Guaranty Corporation.

          (vi) "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer
               Plan) (A) which DigitalQuake or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which DigitalQuake or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of DigitalQuake or any ERISA Affiliate (with respect to their relationship with such entities).

          (vii)"Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which DigitalQuake or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which DigitalQuake or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of DigitalQuake or any ERISA Affiliate (with respect to their relationship with such entities).

     (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18 contains a complete list of Employee Plans which cover or have covered employees of DigitalQuake or any of its Subsidiaries (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered to National by DigitalQuake: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written summary plan descriptions or other interpretations thereof and written descriptions thereof which have been generally distributed to the employees of DigitalQuake or its Subsidiaries and all annuity contracts or other funding instruments,
          (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been generally distributed to DigitalQuake's employees and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination, opinion, advisory or notification letter issued by the Internal Revenue Service with respect to each Pension Plan,
          (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan, and (v) a description setting forth the amount of any Liability of DigitalQuake as of the Closing Date for payments more than 30 days past due with respect to each Welfare Plan.

     (c)  Representations.

          (i) Pension Plans. No Pension Plan is subject to the minimum funding requirements of ERISA or the Code. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument is intended to be qualified and tax-exempt under the provisions of Code Section 401(a) (or 403(a), as appropriate) and 501(a) and has either obtained from the Internal Revenue Service a favorable determination, opinion, advisory or notification letter, as applicable, as to its qualified status under the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for such a determination letter and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the issuance of any such determination, opinion, advisory or notification letter which could reasonably be expected to cause the loss of the qualified status of any Pension Plan.

          (ii) Multiemployer Plans. Neither DigitalQuake nor any ERISA Affiliate contributes to, or within the past six years has been obligated to, contribute to any Multiemployer Plan.

          (iii)Welfare Plans. None of DigitalQuake, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of DigitalQuake or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent DigitalQuake from amending or terminating any such benefit plan or Welfare Plan.

          (iv) Compliance with Law. Each Welfare Plan, Pension Plan and each related trust agreement, annuity contract or other funding instrument is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been intended to be so qualified during the period from its adoption to date. Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times in all material respects. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument presently complies and has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code. Neither DigitalQuake nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

          (v) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of DigitalQuake or any of its Subsidiaries (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by any and all Regulations which are applicable to such Benefit Arrangement, including the Code. Except as set forth in Schedule 4.18, and except as provided by law, the employment of all persons presently employed or retained by DigitalQuake or any of its Subsidiaries is terminable at will, at any time and without advance notice.

          (vi) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

          (vii)Deductibility of Payments. There is no Employee Plan, Contract or other plan or arrangement, covering any employee or former employee of DigitalQuake or any of its Subsidiaries (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by DigitalQuake or provision of benefits, giving effect to the transactions contemplated hereby, of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

          (viii) Fiduciary Duties and Prohibited Transactions. Neither DigitalQuake nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of DigitalQuake or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

          (ix) No Amendments. Neither DigitalQuake nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan except to the extent that any amendment to an Employee Plan may be required by law.

          (x) Certain Contracts. None of the Employee Plans holds any interest in any annuity contract, guaranteed investment contract or any other investment contract which is issued by an insurance company which is the subject of bankruptcy, receivership or conservatorship proceedings.

          (xi) No  Acceleration  of Rights or  Benefits.  Except as set forth on
               Schedule 4.18, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of control agreement.

          (xii)No Other Material Liability. No event has occurred in connection with which DigitalQuake or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any Regulation or governmental order relating to any Employee Plans or (ii) pursuant to any obligation of DigitalQuake or any Subsidiary to indemnify any Person against liability incurred under, any such Regulation or order as they relate to the Employee Plans.

     4.19 Transactions with Related Parties. Except for compensation arrangements (a) in the ordinary course of business, (b) disclosed on Schedule
4.19 or (c) for amounts less than $10,000, to the knowledge of DigitalQuake, no Related Party has (a) borrowed or loaned money or other property to DigitalQuake which has not been repaid or returned, (b) any contractual or other claims, express or implied, of any kind whatsoever against DigitalQuake or (c) had any interest in any property used by DigitalQuake.

     4.20 Compliance with Law. DigitalQuake has conducted the Business in material compliance with all applicable Court Orders and Regulations. Neither DigitalQuake nor any of its Representatives has received any notice to the effect that, or has otherwise been advised that, DigitalQuake is not in compliance with any Court Orders or Regulations, and DigitalQuake is not aware of any existing circumstances that are likely to result in any material violation of any Court Order or Regulations.

     4.21 Intellectual Property.

     (a) General. Schedule 4.21 sets forth with respect to DigitalQuake's Proprietary Rights: (i) for each patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications and application related documents and materials) which have been documented and are owned, controlled or used by or on behalf of DigitalQuake or in which DigitalQuake has any interest whatsoever have been provided or made available to National.

     (b) Adequacy. DigitalQuake's Proprietary Rights are all those necessary for the normal conduct of the Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

     (c) Royalties and Licenses. DigitalQuake has no obligation to pay royalties or other compensation for the use of any of its Proprietary Rights nor has DigitalQuake granted to any Person any license, option or other rights to use in any manner any of DigitalQuake's Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Schedule 4.21.

     (d) Ownership. DigitalQuake owns or has a valid right to use its Proprietary Rights, and its Proprietary Rights will not cease to be valid rights of DigitalQuake by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 4.21. DigitalQuake has not transferred any of its Proprietary Rights to DigitalQuake International Holding Ltd.

     (e) Absence of Claims. Neither DigitalQuake nor any of its Representatives has received any notice of (A) alleged invalidity with respect to any of DigitalQuake's Proprietary Rights or (B) alleged infringement of any rights of others due to any activity by DigitalQuake. To the knowledge of DigitalQuake (but without having conducted any patent search), DigitalQuake's use of DigitalQuake's Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. Except as set forth on Schedule 4.21, no other Person
          (i) has notified DigitalQuake that it is claiming any ownership of or right to use any of DigitalQuake's Proprietary Rights or (ii) to the knowledge of DigitalQuake, is infringing upon any of DigitalQuake's Proprietary Rights in any way.

     (f) Protection of Proprietary Rights. Digital Quake has taken all reasonable and prudent steps to protect its Proprietary Rights from infringement by any other Person. DigitalQuake has taken appropriate actions and made appropriate applications and filings pursuant to applicable laws, to the extent reasonable and prudent, to perfect or protect its interest in its Proprietary Rights. The pending applications for the Proprietary Rights owned by DigitalQuake have been duly filed, and all actions necessary or appropriate to protect DigitalQuake's Proprietary Rights have been taken. DigitalQuake has taken all reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure and proprietary rights agreements with officers, directors, subcontractors, independent contractors, full-time and part-time employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, DigitalQuake's Owned Proprietary Rights material to the Business. All documentation with respect to DigitalQuake's Owned Proprietary Rights that constitute trade secrets are located at DigitalQuake's offices in Campbell, California.

     (g) Disclosure of Analog Bits Proprietary Information. DigitalQuake has not disclosed to any third party any confidential or proprietary information of Analog Bits Inc. provided to DigitalQuake pursuant to that certain License and Hardware Design Agreement dated as of July 28, 2000 between DigitalQuake and Analog Bits Inc. (the "Analog Bits Agreement") or otherwise.

     4.22 Tax Matters.

     (a) Filing of Tax Returns. DigitalQuake has timely filed with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed. The Tax Returns filed are complete and accurate in all respects. Except as specified in Schedule 4.22, DigitalQuake has not requested any extension of time within which to file Tax Returns in respect of any Taxes.

     (b) Payment of Taxes. All Taxes owed by DigitalQuake in respect of Tax periods (or portions thereof) ending on or prior to before the Closing Date have been paid, or an adequate reserve shall have been established therefor prior to the Closing Date. DigitalQuake has, or will have, no liability for Taxes in respect of Tax periods (or portions thereof) ending on or before the Closing Date in excess of the sum of (i) the amounts paid in respect of Taxes prior to Closing,
          (ii) the amount of reserves established for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) as set forth on the face of the Balance Sheet (rather than in any notes thereto) and (iii) such additional reserve amounts as may be added by DigitalQuake on its books (other than reserves described in the parenthetical in clause (ii) hereof) prior to Closing with respect to ordinary business operations of DigitalQuake in accordance with DigitalQuake's past custom and practice between the Balance Sheet Date and the Closing Date. All Taxes that DigitalQuake is required by law to withhold or collect for periods ending on or before the Closing Date have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

     (c) Audits, Investigations or Claims. No deficiencies for Taxes of DigitalQuake have been claimed, proposed or assessed by any taxing or other governmental authority. Except as set forth in Schedule 4.22, there are no pending or, to the knowledge of DigitalQuake, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of DigitalQuake, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional Liability for Taxes. Except as set forth in Schedule 4.22, neither DigitalQuake nor any of its Representatives has been notified that any taxing authority intends to audit a Tax Return for any other period. DigitalQuake has delivered to National complete and accurate copies of federal, state and local Tax Returns of DigitalQuake for the year ended December 31, 2000. No extension of a statute of limitations relating to Taxes is in effect with respect to DigitalQuake.

     (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

     (e) Tax Elections. All elections with respect to Taxes affecting DigitalQuake as of the date hereof are reflected or set forth on DigitalQuake's Tax Returns for the 2000 Tax year. DigitalQuake (i) has not made nor will make a consent dividend election under Section 565 of the Code; (ii) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Assets; (iii) has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has not made an election, nor is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (v) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vi) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

     (f) Prior Affiliated Groups. DigitalQuake has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local Tax Return.

     (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving DigitalQuake, and, after the Closing Date, DigitalQuake shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any Liability thereunder for amounts due in respect of periods prior to or after the Closing Date.

     (h) Partnerships. DigitalQuake (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes and (ii) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law). DigitalQuake is not a successor to any other Person by way of merger, reorganization or similar transaction.

     (i) Foreign Person. Except as set forth in Schedule 4.22(i)), none of the Shareholders is a "foreign person" as defined in Section 1445(f)(3) of the Code.

     (j) Other Entity Liability. DigitalQuake has no Liability for the Taxes of any Person (other than Taxes of DigitalQuake) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

     (k) No Withholding. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

     4.23 Insurance. Schedule 4.23 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which DigitalQuake is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Regulations and all of the Contracts and (ii) covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of DigitalQuake (taking into account the cost and availability of such insurance). DigitalQuake is not in default under any of such policies or binders, and it has not prejudiced coverage by failing to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to DigitalQuake upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by DigitalQuake through the Effective Time.

     4.24 Purchase  Commitments  and  Outstanding  Bids.  Except as set forth on
Schedule 4.24, as of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the performance of services entered into by DigitalQuake does not exceed $5,000, and the aggregate of all Contracts for the purchase of supplies by DigitalQuake does not exceed $10,000, all of which orders and Contracts were made in the ordinary course of business. There are no claims against DigitalQuake for inadequate, incorrect or faulty services rendered by DigitalQuake prior to or on the date hereof. No outstanding purchase or outstanding lease commitment of DigitalQuake presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in DigitalQuake's business.

     4.25 Payments. Neither DigitalQuake nor any of its Representatives acting on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which DigitalQuake knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither DigitalQuake nor, to its knowledge, any of its
Representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures. DigitalQuake has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     4.26 Customers and Suppliers. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of (i) the five customers who purchased from DigitalQuake the greatest dollar volume of services and products during its last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year, and (ii) all suppliers with sales to DigitalQuake greater than $10,000 during the last fiscal year, showing the approximate total purchases in dollars by DigitalQuake from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in any material respect in the business relationship of DigitalQuake with any customer or supplier named on Schedule 4.26. DigitalQuake has not received any written communication from any customer or supplier named on Schedule 4.26 of any intention to return, terminate or materially reduce purchases from or supplies to DigitalQuake.

     4.27 Environmental Matters.

     (a) Definitions. The following terms, when used in this Section 4.27, shall have the following meanings:

          (i) "Environmental Conditions" mean the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which DigitalQuake has or may become liable to any Person in a material respect or by reason of which any of the Assets or the Business may suffer or be subjected to any Encumbrance.

          (ii) "Environmental Laws" mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

          (iii)"Hazardous   Substance"   means  any  pollutants,   contaminants,
               chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

          (iv) "DigitalQuake" for purposes of this Section 4.27 means (A) DigitalQuake, (B) all Affiliates of DigitalQuake,
               (C) all partnerships, joint ventures and other entities or organizations in which DigitalQuake was at any time or is a partner, joint venturer, member or participant and (D) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by DigitalQuake or to which DigitalQuake has succeeded.

          (v) "Release" means and includes any spilling, leaking, pumping, pouring, exhausting, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

     (b) Notice of Violation. Neither DigitalQuake nor any of its Representatives has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by DigitalQuake of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by DigitalQuake with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. DigitalQuake has not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by DigitalQuake of any Hazardous Substances.

     (c) Environmental Conditions. There are no present or past Environmental Conditions.

     (d) Notices, Warnings and Records. DigitalQuake has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

     4.28 Brokers; Transaction Costs. Except as set forth on Schedule 4.28, Neither DigitalQuake nor any of its Representatives has entered into and will not enter into any contract, agreement, arrangement or understanding with any Person that will result in the obligation of National or DigitalQuake to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.29 No Other Agreements to Sell DigitalQuake or the Assets. Neither DigitalQuake nor any of the Shareholders has any legal obligation, absolute or contingent, to any other Person to sell all or substantially all of the Assets or to sell any capital stock of DigitalQuake (other than pursuant to exercises of the DigitalQuake Options and the National Warrant) or to effect any merger, consolidation or other reorganization of DigitalQuake or to enter into any agreement with respect thereto.

     4.30 Material Misstatements or Omissions No representation, warranty or other statement of DigitalQuake to National, whether written or oral, whether included in any materials provided to National prior to the date hereof or the Closing Date and whether included in this Agreement or in any Exhibit or Schedule hereto or in any other documents delivered to National, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statements made not misleading.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF NATIONAL

     National  represents  and  warrants  to  DigitalQuake  as  follows,   which
representations and warranties are true and correct as of the date hereof and will be, as of the Closing Date, true and correct:

     5.1 Organization of National. National is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. National has full corporate power and authority to conduct its business as presently conducted by it and to own and lease its properties and assets. National is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on National.

     5.2 Authorization. National has all requisite corporate power and authority, and has taken all corporate action necessary to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by National and is, and upon execution and delivery, the Ancillary Agreements will be, legal, valid and binding obligations of National, enforceable against National in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     5.3 No Conflict or Violation; Consents. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by National with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Second Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws of National, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice, consent or approval under, or result in the creation of any Encumbrance upon any of National's assets under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which National is a party or by which it is bound or to which any of its assets are subject or (c) violate any Regulation or Court Order. Except as set forth on Schedule 5.3, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state of local governmental or administrative authorities) are necessary to be made or obtained by National in connection with the execution, delivery or performance of this Agreement.

     5.4 No Brokers. Neither National nor any of its officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of DigitalQuake or any Shareholder to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     5.5 Litigation. There are no Actions pending, or to National's knowledge, threatened or anticipated against, related to or affecting National seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

     5.6 National Shares. All of the shares of National Common Stock issuable pursuant to Section 3.5, if any, will be validly issued, fully paid and nonassessable and free of and not subject to any preemptive rights or rights of first refusal created by statute or by National's Second Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws upon their issuance pursuant to Section 3.5.

                                  ARTICLE VI.
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to DigitalQuake as follows, which representations and warranties are true and correct as of the date hereof and will be, as of the Closing Date, true and correct:

     6.1 Organization of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub has not conducted any business. National owns all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

     6.2 Authorization. Merger Sub has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Agreement of Merger to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Merger Sub and is, and upon execution and delivery, the Agreement of Merger will be, as of the Effective Time, legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     6.3 Legal Proceedings. There are no Actions pending, or to Merger Sub's knowledge, threatened or anticipated against, related to or affecting Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

                                  ARTICLE VII.
                          ACTIONS PRIOR TO THE CLOSING

     National, Merger Sub and DigitalQuake covenant as follows:

     7.1 Conduct of Business. Except as contemplated by this Agreement or as consented to by National in writing, from the date hereof through the earlier of
(A) the expiration of the Merger Option Period or (B) the Effective Time (the "Covenant End Date"), DigitalQuake shall (i) operate the Business in the ordinary course of business and in accordance with past practice and (ii) not take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Merger. Without limiting the generality of the foregoing, from the date hereof through the Covenant End Date, DigitalQuake shall not, except as specifically contemplated by this Agreement or as consented to by National in writing:

     (a) incur any indebtedness (other than indebtedness arising from the purchase and sale of goods by DigitalQuake in the ordinary course of business), or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

     (b) issue, commit to issue or reserve for issuance any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor (other than shares of DigitalQuake
          Common Stock issued upon the exercise of DigitalQuake Options or warrants or conversion of DigitalQuake Preferred Stock), or accelerate the vesting of any DigitalQuake Options;

     (c) declare, set aside or make or incur any obligation to pay any dividend or distribution on its capital stock or make or incur any obligation to redeem, purchase or otherwise acquire any of its capital stock;

     (d)  make any change to its Restated Articles or Bylaws;

     (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets, except for licenses of product technology in the ordinary course of business and except for Encumbrances arising in connection with leases of equipment by DigitalQuake in the ordinary course of business;

     (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

     (g) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except capital expenditures in the ordinary course of business consistent with past practice;

     (h) terminate any material Contract or make any material change in any material Contract;

     (i) (A) enter into or modify any employment Contract, (B) pay or agree to pay any compensation to or for any employee, officer or director of DigitalQuake other than in the ordinary course of business and consistent with past practice, (C) pay or agree to pay any bonus, incentive compensation, service award or other like benefit other than in the ordinary course of business, consistent with past practice or
          (D) enter into or modify any other Employee Plan, except as contemplated hereby;

     (j)  enter into or modify any Contract with a Related Party;

     (k) enter into any Contract, which, if entered into on the date hereof would have been listed on Schedule 4.11, unless the same is terminable by DigitalQuake on no more than 30 days' written notice without penalty or payment and is entered into in the ordinary course of business consistent with past practice;

     (l) adopt or make any change in any method of accounting or accounting practice in respect of Taxes or otherwise;

     (m) make or change any election in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (n)  fail to use its  commercially  reasonable  efforts to  (i) retain  its employees and independent contractors, (ii) maintain existing relationships with customers and suppliers of DigitalQuake and
          (iii) otherwise preserve the goodwill of the Business; provided that DigitalQuake shall not make any material commitment of any kind on behalf of National without National's prior written consent; or

     (o) do any other act which would cause any representation or warranty of DigitalQuake in this Agreement to be or become untrue in any material respect.

     7.2 Investigation by National. Subject to the Confidentiality Agreement, from the date hereof through the Covenant End Date, DigitalQuake shall afford the Representatives of National and its Affiliates complete access at all reasonable times upon reasonable notice to the Business and the Assets and Liabilities for the purpose of inspecting the same, and to DigitalQuake's officers, employees and Representatives, properties, Books and Records and Contracts, and shall furnish National and its Representatives all financial, operating and other data and information (including DigitalQuake's Proprietary Rights) as National or its Affiliates, through their respective Representatives, may request.

     7.3 Notification of Certain Matters. Each party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. DigitalQuake shall promptly notify National of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a failure of the conditions to Closing enumerated in Article IX, and National shall promptly notify DigitalQuake of any threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in failure of the conditions to Closing enumerated in Article VIII or delay, limit or enjoin the transactions contemplated by this Agreement.

     7.4 Restrictions on Certain Transactions

     (a) No Solicitation. From the date hereof through the Covenant End Date, DigitalQuake shall not, directly or indirectly (whether on its own or through its Representatives), enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons, other than National, Merger Sub and their respective Representatives, concerning any sale (by license or otherwise) of all or a portion of the Assets (except in the ordinary course of business) or the
          Business, or of any shares of capital stock of DigitalQuake, or any merger, consolidation, liquidation, dissolution or similar transaction involving DigitalQuake (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). DigitalQuake hereby represents that it is not now engaged in discussions or negotiations with any party other than National and Merger Sub with respect to any of the foregoing. DigitalQuake agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which DigitalQuake is a party.

     (b) Notification. From the date hereof through the Covenant End Date, DigitalQuake will immediately notify National (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify National of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party.
          DigitalQuake shall also provide National with a copy of any offer received in respect of any Proposed Acquisition Transaction.

     7.5 Approval of Shareholders; Conversion of DigitalQuake Preferred Stock.

     (a) Shareholder Approval. If National determines for any reason and in its sole discretion that a vote of Shareholders confirming or ratifying the approval of this Agreement and the transactions contemplated hereby, including the Merger, is advisable, DigitalQuake shall, upon National's request, solicit written consents confirming approval of this Agreement and the Merger from all of the Shareholders. In addition, upon such a request by National, DigitalQuake shall use diligent good faith efforts to obtain the written consent of (i) the holders of at least sixty percent (60%) of the outstanding DigitalQuake Series A Preferred Stock and DigitalQuake Series B Preferred Stock, voting together as a single class, and (ii) the shareholders of DigitalQuake representing all of the outstanding shares of DigitalQuake Common Stock. In connection with the solicitation of consents contemplated hereby, the Board of Directors of DigitalQuake shall recommend such approval to its shareholders.

     (b) Conversion of DigitalQuake Preferred Stock. DigitalQuake shall use diligent good faith efforts to cause the holders of DigitalQuake Preferred Stock to elect to convert all outstanding shares of
          DigitalQuake Preferred Stock into DigitalQuake Common Stock in accordance with the Restated Articles, with such conversions to be effective no later than immediately prior to the Effective Time.

     7.6 Employee Benefit Matters.

     (a) National Options. Certain employees of DigitalQuake will be eligible to receive National Options to purchase the aggregate number of shares of National Common Stock set forth on Schedule 7.6(a) (as adjusted for stock splits, stock dividends, consolidations and the like) as soon as reasonably practicable after the Closing, with the allocation of such National Options among such employees to be made in the manner contemplated by Schedule 7.6(a). The terms of such National Options will be generally consistent with National's current policies.

     (b) Incentive Bonus Program. Prior to the Closing Date, DigitalQuake shall establish an incentive bonus program for those DigitalQuake employees who have accepted offers of employment made by National in connection with this transaction as of the Closing substantially in the form attached hereto as Exhibit F. National shall assume the incentive bonus program in connection with the Merger.

     (c) Incentive Pay Programs. National agrees that all employees of DigitalQuake who accept employment with National shall be eligible to participate in National's incentive pay programs to the same extent as other similarly situated National employees.

     7.7 Employment Agreements, Non-Compete Agreements and Other Employee Matters. DigitalQuake shall use its reasonable best efforts to cause each person listed or described on Schedule 1.1(b) to enter into an Employment Agreement and each person listed or described on Schedule 1.1(d) to enter into an Non-Compete Agreement. In addition, DigitalQuake shall use its reasonable best efforts to cause all employees who accept employment with National to enter into National's standard assignment of inventions agreement and the other agreements routinely entered into between National and its employees.

     7.8 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Effective Time, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use reasonable efforts (A) to obtain any necessary Consents (provided, however, that no amendment or modification shall be made to any Contract to obtain such Consent without National's consent), (B) to obtain all necessary Permits, (C) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and
(D) to fulfill all conditions to this Agreement.

                                 ARTICLE VIII.
                    CONDITIONS TO OBLIGATIONS OF DIGITALQUAKE

     Following delivery of the Merger Option Notice, the obligations of DigitalQuake to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date, of each of the following conditions unless waived by DigitalQuake in its discretion:

     8.1 Representations, Warranties and Covenants. All representations and warranties of National and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (without giving effect to any limitations with respect to materiality set forth therein) except as would not have a Material Adverse Effect on National or Merger Sub. National and Merger Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to DigitalQuake a certificate (signed by a Senior Vice President or more senior officer of National) to the foregoing effect ("National's Closing Certificate").

     8.2 Consents. All consents, approvals and waivers from governmental authorities necessary for the valid consummation of the Merger shall have been obtained. DigitalQuake shall be reasonably satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and that National shall have complied in all material respects with all Regulations applicable to the transactions contemplated hereby and thereby.

     8.3 No Court Orders. There shall not be any Regulation or Court Order that makes the transactions contemplated hereby or by the Ancillary Agreements illegal or otherwise prohibited, and no proceeding shall have been threatened or instituted seeking to restrain or enjoin or otherwise prevent consummation of the transactions contemplated hereby or which question the validity or legality of the same.

     8.4 Closing Documents. DigitalQuake shall have received from National and Merger Sub the documents and other items to be delivered by National and Merger Sub pursuant to Section 10.2 of this Agreement.

                                  ARTICLE IX.
              CONDITIONS TO OBLIGATIONS OF NATIONAL AND MERGER SUB

     Following delivery of the Merger Option Notice, the obligations of National and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date, of each of the following conditions unless waived by National and Merger Sub in their discretion:

     9.1 Representations, Warranties and Covenants. All representations and warranties of DigitalQuake contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (without giving effect to any limitations with respect to materiality set forth therein). DigitalQuake shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to National a certificate (signed by the President of DigitalQuake) to the foregoing effect ("DigitalQuake's Closing Certificate").

     9.2 Shareholder Approval. Shareholders of DigitalQuake representing at least (a) sixty percent (60%) of the outstanding shares of DigitalQuake Series A Preferred Stock and DigitalQuake Series B Preferred Stock, voting together as a single class, on an as-converted-to-common-stock basis, and (b) all of the outstanding shares of DigitalQuake Common Stock shall have consented to, approved and adopted this Agreement and the Merger and agreed to take all other actions necessary or required to consummate the transactions contemplated hereby.

     9.3 Approvals. Consents from governmental authorities and from other parties necessary to the consummation of the transactions contemplated hereby and by the Ancillary Agreements and for the operation of the Business after the Closing (including all required material third party consents under the Contracts, as listed on Schedule 4.12) shall have been obtained. National shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and that DigitalQuake shall have complied in all material respects with all Regulations applicable to the transactions contemplated hereby and thereby.

     9.4 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by the Ancillary Agreements and which could reasonably be expected to damage in any material respect National, DigitalQuake, the Assets or National's ability to operate the Business if the transactions contemplated hereby or thereby are consummated.

     9.5 Opinion of Counsel. DigitalQuake shall have delivered to National an opinion of Ritchey Fisher Whitman & Klein, counsel to DigitalQuake, dated as of the Closing Date, in form and substance reasonably acceptable to National covering the matters set forth on Exhibit G hereto.

     9.6 Employee Matters and Non-Compete Agreements. The individuals listed or described on Schedule 1.1(b) shall have delivered the Employment Agreements and the individuals listed or described on Schedule 1.1(d) shall have delivered the Non-Compete Agreements.

     9.7 Certificates. DigitalQuake shall furnish National with a certificate from the Secretary of DigitalQuake certifying that the requisite shareholder approval specified in Section 9.2 has been obtained and attaching a copy of (a) DigitalQuake's board resolutions authorizing the transactions contemplated hereby, (b) the Restated Articles, certified by the California Secretary of State, and (c) the Bylaws of DigitalQuake ("DigitalQuake's Secretary's Certificate").

     9.8 Closing Documents. National shall have received from DigitalQuake the documents and other items described in Section 10.1 and such other documents and items as National may reasonably require.

     9.9 No Material Adverse Change. There shall have been no Material Adverse Effects on DigitalQuake.

     9.10 401(k) Plan. Unless National requests otherwise in writing, the Board of Directors of DigitalQuake shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Employee Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a "401(k) Plan"). At the Closing, DigitalQuake shall provide National with (i) executed resolutions of the Board of Directors of DigitalQuake authorizing such termination and (ii) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of each such 401(k) Plan will be maintained at the time of termination.

     9.11 280G Shareholder Approval. DigitalQuake, the shareholders of DigitalQuake and any person who is a "disqualified individual" (as defined in Section 280G(c) of the Code and the proposed Treasury Regulations promulgated thereunder) with respect to DigitalQuake shall have taken any and all actions necessary to provide that no payment or acceleration of any right to benefits or payment pursuant to this Agreement, any Employee Plan, Contract or any other plan or arrangement shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1). National and DigitalQuake each acknowledge and agree that such actions may include, but are not necessarily limited to, the approval by the shareholders of DigitalQuake of the right of to receive or retain such payments or benefits, which approval satisfies the requirements of
Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations promulgated thereunder.

     9.12 Payment to Analog Bits. DigitalQuake shall have made a payment to Analog Bits Inc. in the amount of $50,000 in full satisfaction of DigitalQuake's obligations under the Analog Bits Agreement.

                                   ARTICLE X.
                                     CLOSING

     On the Closing Date at the Closing Place:

     10.1 Deliveries of Documents by DigitalQuake to National. DigitalQuake shall deliver (or cause to be delivered) to National or Merger Sub, as applicable:

     (a)  the Ancillary Agreements to which it is a party;

     (b) a certificate of corporate good standing issued by the Secretary of State of the State of California for DigitalQuake, dated not more than five business days prior to the Closing Date, together with a facsimile bring-down from an attorney service dated not more than one business day prior to the Closing Date;

     (c) DigitalQuake's Closing Certificate referenced in Section 9.1 and DigitalQuake's Secretary's Certificate referenced in Section 9.7;

     (d)  the opinion of counsel to DigitalQuake described in Section 9.5;

     (e)  the  written   resignations   of  all   officers   and   directors  of
          DigitalQuake;

     (f) a properly completed Form W-9 or Form W-8 (or a suitable substitute form), as applicable, from each Shareholder; and

     (g)  the certificate described in Section 11.1(b).

     10.2 Deliveries of Documents by National to DigitalQuake. National shall deliver to DigitalQuake, as applicable:

     (a)  National's Closing Certificate referenced in Section 8.1; and

     (b)  the Ancillary Agreements to which National is a party.

                                  ARTICLE XI.
                             ACTIONS BY DIGITALQUAKE
                         AND NATIONAL AFTER THE CLOSING

     11.1 Books and Records; Tax Matters.

     (a) DigitalQuake, National, Merger Sub and the Shareholders agree that so long as any Books and Records, to the extent that they pertain to the operations of DigitalQuake prior to the Closing Date, remain in existence and available, each party (at its expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

     (b)  DigitalQuake   shall  have   delivered  to  National,   as  agent  for
          DigitalQuake, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to National along with written authorization for National to deliver such notice form to the Internal Revenue Service on behalf of DigitalQuake upon the Closing of the Merger.

     (c) National covenants and agrees that in the event if or DigitalQuake receives any notice or inquiry from the Internal Revenue Service with respect to the characterization of any payments made under this Agreement or any Ancillary Agreement, National will give prompt written notice to the Shareholder Representative concerning such notice or inquiry.

                                  ARTICLE XII.
                                 INDEMNIFICATION

     12.1 Survival of Representations. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of DigitalQuake contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twelve
(12) months after the Closing Date; provided, however, the representations and warranties in Section 4.8 (Title to Assets), Section 4.18 (Employee Benefit Plans) and Section 4.22 (Tax Matters) shall survive for a period equal to the relevant statute of limitations (including any extensions thereof) plus 30 calendar days. No investigation made by any of the parties hereto shall in any way limit the representations and warranties of the parties. On the Closing Date all representations and warranties contained in this Agreement and made by DigitalQuake shall expire as to DigitalQuake and thereafter will be deemed to have been made exclusively by the Shareholders other than National. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     12.2 Indemnification.

     (a) General. The Shareholders (other than National) shall jointly and severally indemnify, save and hold harmless National and its
          Affiliates and its and their respective Representatives from and against any and all costs, losses (including diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by DigitalQuake and the Shareholders (other than National) in this Agreement and (ii) any breach of any covenant or agreement made by DigitalQuake in this Agreement.

     The term "Damages" is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims. Payments by an indemnified Person of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

     (b) Procedure for Claims between Parties. If a claim for Damages is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice to the
          Shareholder Representative as soon as practicable after the indemnified Person becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12.2. Any failure to submit any such notice of claim to the Shareholder Representative shall not relieve any Shareholder of any liability hereunder, except to the extent such Shareholder is actually prejudiced by such failure. The Shareholders (other than National) shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if the Shareholder
          Representative does not send a notice of disagreement to the indemnified Person within 30 calendar days after receiving the notice of claim. In the case of a disputed claim, the parties shall use best efforts to resolve the matter internally on an expeditious basis and in any event within 45 calendar days after the notice is received by the Shareholder Representative.

     (c) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any indemnified Person, written notice thereof shall be given to the Shareholder Representative as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Shareholders (other than National) demonstrate they were actually prejudiced by such failure. After such notice, if the Shareholder Representative shall acknowledge in writing to the indemnified Person that the Shareholders (other than National) shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Shareholders (other than National) shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both a Shareholder and the indemnified Person and the indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the Shareholder(s), in which event the indemnified Person shall be entitled, at the Shareholders' cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld. The indemnified Person shall cooperate in all reasonable respects with the Shareholders (other than National) and their attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Shareholders (other than National) fail to assume the defense of such claim within 15 calendar days after receipt of the notice of claim by the Shareholder Representative, the indemnified Person against which such claim has been asserted will (upon delivering notice to such effect to the Shareholder Representative) have the right to undertake, at the cost, risk and expense of the Shareholders (other than National), the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Shareholders (other than National); provided, however, that such claim shall not be compromised or settled without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the indemnified Person assumes the defense of the claim, the indemnified Person will keep the Shareholder Representative reasonably informed of the progress of any such defense, compromise or settlement. The Shareholders (other than National) shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 12.2 and for any final judgment (subject to any right of appeal), and the Shareholders (other than National) shall indemnify and hold harmless an indemnified Person from and against any Damages by reason of such settlement or judgment.

     (d) Brokers and Finders. Pursuant to the provisions of this Section 12.2, National, on the one hand, and Shareholders (other than National), on the other, shall indemnify, hold harmless and defend the other from the payment of any and all brokers' and finders' expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying Person, or may have been earned by any third party acting on behalf of the indemnifying Person in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     (e) Limitations. The obligation of the Shareholders (other than National) to indemnify National and the other indemnified Persons under this
          Section 12.2 in accordance with the procedures and subject to the time limitations set forth in the Indemnity Escrow Agreement shall be National's sole remedy under this Agreement against the Shareholders (other than National) in the absence of fraud or willful misrepresentation. National shall not be entitled to recover for any Damages until such time as the Damages in the aggregate reasonably claimed by National exceed $100,000 (the "Damage Threshold"), at which time National shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including Damages included in the Damage Threshold. In no event shall the actual aggregate cumulative liability of the Shareholders (other than National) for Damages under this Agreement exceed the Indemnity Escrow Amount and each such Shareholder's liability shall be capped at such Shareholder's percentage ownership in the consideration deposited in the Indemnity Escrow Account pursuant to Section 3.3 hereof.

     12.3 No Right of Indemnification or Contribution. After the Closing, DigitalQuake shall have no liability to indemnify National or any Shareholder (other than National) on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of any Shareholder; and no Shareholder (other than National) shall have any right of contribution against DigitalQuake (unless such claim for contribution relates to a Liability of DigitalQuake existing at or arising after the Closing Date).

                                 ARTICLE XIII.
                           SHAREHOLDER REPRESENTATIVE

     13.1 Election and Replacement. During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Section 12.2 hereof), Shareholders (other than National) who immediately prior to the Effective Time held an aggregate number of shares of DigitalQuake Common Stock, including shares issuable upon exercise of DigitalQuake Options, which exceeded 50% of the number of shares of DigitalQuake Common Stock, including shares issuable upon exercise of DigitalQuake Options, held by Shareholders (other than National) immediately prior to the Effective Time (a "Majority"), may, from time to time upon written notice to the Shareholder Representative and National, remove the Shareholder Representative (including any appointed by National) or appoint a new
Shareholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Shareholder Representative. Furthermore, if the Shareholder Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholder Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Shareholder Representative within fifteen (15) business days from a request by National to appoint a successor Shareholder Representative, National shall have the right to appoint a Shareholder Representative to fill any vacancy so created from the directors of DigitalQuake prior to the Merger, and shall advise the Shareholders of such appointment by written notice. A copy of any appointment by the Majority of any successor Shareholder Representative shall be provided to National promptly after it shall have been effected.

     13.2 Authority. The Shareholder Representative shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Shareholder Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Shareholders (other than National), such counsel, investment bankers, accountants, representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder. Any party receiving an Instrument from the Shareholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Shareholders (other than National) shall share, on a pro rata basis based upon the number of shares of DigitalQuake Common Stock held by each such Shareholder or subject to DigitalQuake Options held by such Shareholder immediately prior to the Effective Time, the expenses of the Shareholder Representative. Upon the written request of the Shareholder Representative delivered to National prior to the one-year anniversary of the Effective Time, National shall withhold from the Indemnity Escrow Amount and pay to the Shareholder Representative an amount equal to expenses incurred by the Shareholder Representative through the date of his or her written request to National. The Shareholder Representative shall certify in any such written request that the amount to be withheld from the Indemnity Escrow Amount represents actual, reasonable expenses incurred by the Shareholder Representative pursuant to this Section 13.2.

     13.3 No Liability of National. National (and the Surviving Corporation) shall have no liability to any of the Shareholders or otherwise arising out of the acts or omissions of the Shareholder Representative or any disputes among the Shareholders or with the Shareholder Representative. National may rely entirely on its dealings with, and notices to and from, the Shareholder Representative to satisfy any obligations it might have under this Agreement or otherwise to the Shareholders (other than National). The Shareholders (other than National) shall indemnify National and Merger Sub for any damages suffered, including, but not limited to, attorneys' fees and other costs, as a result of National or Merger Sub's good faith reliance on the acts or omissions of the Shareholder Representative.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

     14.1 Termination.

     (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether or not shareholder approval has been obtained):

          (i) Prior to exercise of the Merger Option, by National by written notice to DigitalQuake;

          (ii) After exercise of the Merger Option, by mutual written consent of National and DigitalQuake;

          (iii)By National if there is a material breach of any representation or warranty set forth in Article IV or covenant or agreement to be complied with or performed by DigitalQuake pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten days of notice thereof;

          (iv) By DigitalQuake if there is a material breach of any representation or warranty set forth in Article V or Article VI or any covenant or agreement to be complied with or performed by National or Merger Sub pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten days of notice thereof; or

          (v) By either DigitalQuake or National if the Merger shall not have been consummated by October 31, 2002 for any reason; (b) In the event of termination of this Agreement:

          (i) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

          (ii) No party hereto shall have any liability to any other party to this Agreement, except for any breach of, or misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement.

     14.2 Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by DigitalQuake without the prior written consent of National, or by National or Merger Sub without the prior written consent of DigitalQuake. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns and the Persons indemnified pursuant to Section 12.2 hereof, any legal or equitable rights hereunder.

     14.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:


        If to National, Merger Sub, or, if after the Closing, to DigitalQuake:

        National Semiconductor Corporation
        2900 Semiconductor Drive
        Mail Stop G3-135
        Santa Clara, CA 95051
        Telecopy: (408) 733-0293
        Attention: General Counsel

        With copies to:

        National Semiconductor Corporation
        2900 Semiconductor Drive
        Mail Stop G2-365
        Santa Clara, CA 95051
        Telecopy: (408) 721-1666
        Attention: Russell W. Melton

        Latham & Watkins
        135 Commonwealth Drive
        Menlo Park, CA 94025
        Telecopy: (650) 463-2600
        Attention: Ora T. Fisher

        If to DigitalQuake prior to Closing:

        DigitalQuake, Inc.
        550 Division Street
        Campbell, CA 95008
        Telecopy: (408) 374-0606
        Attention: Paul A. Lessard, CEO

        With a copy to:

        Ritchey Fisher Whitman & Klein
        1717 Embarcadero Road
        Palo Alto, CA 94303
        Telecopy: (650) 857-1288
        Attention: Lawrence A. Klein

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     14.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     14.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, the Agreement of Merger, the Ancillary Agreements, the Series B Purchase Agreement, the Technology Development and Licensing Agreement and the Confidentiality Agreement (which the parties agree shall terminate on the Closing Date), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation the Memorandum of Understanding dated December 21, 2001. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     14.6  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     14.8 Expenses. National, Merger Sub and DigitalQuake will each be liable for their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, in no event shall National be responsible for any Taxes owed by any holder of DigitalQuake Capital Stock (other than National) or DigitalQuake Options as a result of this Agreement and the transactions contemplated hereby.

     14.9 Publicity. Except as required by law or on advice of counsel, no party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other parties. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof.

     14.10 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with, their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

     14.11 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     14.12 Service of Process, Consent to Jurisdiction.

     (a) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

     (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of California, San Jose Division or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Santa Clara, California; (2) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

     14.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                NATIONAL SEMICONDUCTOR CORPORATION,
                                a Delaware corporation


                                By: //S// DONALD MACLEOD
                                Name: Donald Macleod
                                Its: Executive Vice President, Chief Operating Officer and General Manager, Product Lines


                                NINTAI ACQUISITION SUB, INC.,
                                a California corporation


                                By: //S// DONALD MACLEOD
                                Name: Donald Macleod
                                Its: Vice President


                                DIGITALQUAKE, INC.,
                                a California corporation


                                By: //S// PAUL A. LESSARD
                                Name: Paul A. Lessard
                                Its: President


                                PAUL A. LESSARD

                                //S// PAUL A. LESSARD



                                MICHAEL G. FUNG

                                //S// MICHAEL G. FUNG

                               TABLE OF SCHEDULES

Schedule 1.1(a)         Employee Shareholders
Schedule 1.1(b)         Employees to Sign Employment Agreements
Schedule 1.1(c)         Financial Statements
Schedule 1.1(d)         Individuals to Sign Non-Compete Agreements
Schedule 3.4(a)         Accelerated Optionees
Schedule 4.1            Foreign Qualifications
Schedule 4.2            Capitalization Spreadsheets
Schedule 4.4            Officers and Directors of DigitalQuake
Schedule 4.5            Bank Accounts, Safe Deposit Boxes and Authorized Persons
Schedule 4.6            Subsidiaries
Schedule 4.7            Certain Changes or Events
Schedule 4.8            Title to Assets and Encumbrances
Schedule 4.10           Fixtures and Equipment
Schedule 4.11           Contracts
Schedule 4.12           DigitalQuake Consents
Schedule 4.13           Permits
Schedule 4.16           Litigation
Schedule 4.17           Employment Practices
Schedule 4.18           Employee Plans
Schedule 4.19           Transactions with Related Parties
Schedule 4.21           Proprietary Rights
Schedule 4.22           Tax Matters
Schedule 4.23           Insurance Policies
Schedule 4.24           Purchase Commitments and Outstanding Bids
Schedule 4.26           Customers and Supplies
Schedule 4.28           Finder's Fee Arrangements
Schedule 5.3            National Consents
Schedule 7.6(a)         Employees Eligible to Receive National Options

                                TABLE OF EXHIBITS


Exhibit A               Form of Agreement of Merger
Exhibit B               Form of Non-Compete Agreement
Exhibit C               Indemnity Escrow Agreement
Exhibit D               Investor Representations
Exhibit E               Form of Letter of Transmittal
Exhibit F               Summary of DigitalQuake, Inc. Incentive Bonus Plan
Exhibit G               Form of Opinion of Counsel to DigitalQuake